EXHIBIT 4.1

                   FORM OF STOCK OPTION EXCHANGE AGREEMENT

                    This Stock Option Exchange Agreement is entered into as of July 1, 1996 among Hayes Wheels International, Inc. (the "Company") and ______________ (the "Optionee").

                    WHEREAS, pursuant to the Company's 1992 Stock Incentive Plan (the "Stock Plan"), the Company has granted to the Optionee options (the "Options") to purchase the number of common shares of the Company ("Company Common Stock") set forth on Schedule A hereto at the exercise price or prices set forth opposite such number of shares of Company Common Stock;

                    WHEREAS, MWC Holdings, Inc. and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which MWC Holdings, Inc. shall merge (the "Merger") with and into the Company;

                    WHEREAS, Section 2.6 of the Merger Agreement provides that, prior to the Effective Time (as defined in the Merger Agreement), the Optionee shall elect to receive, in whole or in part, either (a) an amount in cash equal to the difference between (i) the product of
          (1) the number of shares of Company Common Stock subject to such Option and (2) $32, and (ii) the aggregate exercise price of such Option (a "Cash-Out") or (b) a vested option to purchase shares of New Company Common Stock (as defined in the Merger Agreement) in the same amount and at the same exercise price as applied to the Option (a "Roll-Over")(all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

                    WHEREAS, the Company and the Optionee desire to enter into this Agreement to provide that, in addition to the provisions of Section 2.6 of the Merger Agreement, at the Effective Time the Optionee may elect to have certain of such Options, which Options are set forth on Schedule A hereto, cancelled by the Company and, in consideration thereof, the Company shall issue to the Optionee shares of New Company Common Stock as provided herein; and

                    NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:

                    1. REPRESENTATION OF OPTIONEE. The Optionee represents that part 1 of Schedule A hereto contains a true and complete list of all unexercised Options, both exercisable and unexercisable, currently held by Optionee.

                    2. NEW COMPANY STOCK VALUE. For purposes of this Agreement, each share of New Company Common Stock shall be deemed to have a value of $32.

                    3.   "STOCK-OUT" OF OPTIONS.

                    (a)  The Optionee hereby agrees to the
          cancellation at the Effective Time of each of the Options designated by the Optionee on part 2 of Schedule A hereto (collectively, the "Stock-Out Options") and, in consideration thereof, the Company shall issue to the Optionee at the Effective Time that number of shares of New Company Common Stock equal to (i) the difference between (A) the product of (x) the number of shares of Company Common Stock subject to such Stock-Out Option and
          (y) $32, and (B) the aggregate exercise price of such Stock-Out Option divided by (ii) 32 (the resulting shares of New Company Common Stock hereinafter referred to as the "Stock-Out Shares"). In the event Optionee shall be entitled to a fractional share of New Company Common Stock as a result of the above calculation, Optionee shall be paid cash for such fractional shares in the amount of $32 times the amount of such fractional shares.

                    (b)  Additional Payment.  At the Effective
          Time, the Company shall pay to the Optionee (in respect of the Stock-Out Shares only) an additional amount in a cash lump sum (the "Gross-Up Payment") such that the net amount (taking into account the Stock-Out Shares, the Gross-Up Payment and applicable taxes) retained by the Optionee pursuant to Section 3(a) hereof is equal to the value of the Stock-Out Shares as of the Effective Time.

                    The Optionee acknowledges that the Company has the right to withhold from the Gross-Up Payment any amounts necessary to satisfy its withholding obligations under applicable law.

                    For purposes of determining the amount of the Gross-Up Payment, the Optionee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Optionee's residence on the Effective Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                    4. ROLL-OVER AND CASH-OUT OF OPTIONS. (a) In accordance with the terms of the Merger Agreement, in exchange for each Option designated on part 3 of Schedule A hereto (collectively, the "Rollover Options"), the Company shall issue to the Optionee a vested option to purchase New Company Common Stock in the same amount and at the same exercise price as applied to the Rollover Option, but otherwise subject to the terms of the Company's 1992 Stock Incentive Plan and the agreement under which such Rollover Option was granted, except that all references to the Company shall be deemed to be references to the Surviving Corporation (each such option, a "New Company Option").

                    (b) In accordance with the terms of the Merger Agreement, the Optionee hereby agrees that each Option not designated on Schedule A hereto as a Stock-Out Option or a Rollover Option (collectively, the "Cash-Out Options") shall be cancelled at the Effective Time and, in consideration thereof, the Company shall pay to the Optionee at the Effective Time a lump sum amount in cash equal to the difference between (i) the excess of (A) the product of (x) the number of Company Common Shares subject to such Cash-Out Option and (y) $32, over (B) the aggregate exercise price of such Cash-Out Option, and
          (ii) any amounts to be withheld by the Company in respect of its obligations under applicable law. No Gross-Up Payment shall be made in respect of any cash amounts paid to the Optionee in consideration for the cancellation of any Cash-Out Option or the cash paid for fractional shares pursuant to Section 3(a) hereof.

                    5. CALCULATION OF BENEFITS. All calculations in respect of payments to be made or benefits to be provided under this Agreement shall be performed at the Company's expense by Coopers & Lybrand, LLP.

                    6. TERMINATION OF AGREEMENT. This Agreement shall terminate and shall be of no further force or effect if the Merger Agreement shall be terminated and the Merger shall not become effective pursuant to the terms thereof.

                    7.   SUCCESSORS; BINDING AGREEMENT.  This
          Agreement shall inure to the benefit of and be enforceable by or against the Optionee and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by or against the Company and their respective successors and assigns.

                    8.   NOTICES.  All notices and other
          communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (a) if to the Optionee, to the Optionee's address set forth in the records of the Company, or if to the Company, to Hayes Wheels International, Inc., 38481 Huron River Drive, Romulus, Michigan 48174, Attn: General Counsel, or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                    9.   GOVERNING LAW; VALIDITY.  The
          interpretation, construction and performance of this Agreement shall be governed by and construed and enforced with the internal laws of the State of Delaware without regard to the applicable principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

                    10.  COUNTERPARTS.  This Agreement may be
          executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                    11.  MISCELLANEOUS.  No provision of this
          Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Optionee and by a majority of the members of the Compensation Committee. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior or subsequent time. Failure by the Optionee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Optionee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

                    12. EFFECTIVE DATE. The effectiveness of this Agreement is subject to the occurrence of both of the following: (a) approval of this Agreement by the board of directors of the Company and (b) the effective date of a registration statement in respect of the Stock-Out Shares filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Company shall have its legal counsel provide to the Company a legal opinion that upon delivery and exchange of the Stock-Out Options hereunder that the Stock-Out Shares have been properly registered.

                    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Optionee has executed this Agreement as of the day and year first above written.

                                   HAYES WHEELS INTERNATIONAL, INC.

                                   By:_____________________________

                                   OPTIONEE:

                                   ________________________________


          SCHEDULE A

          1.   SCHEDULE OF OPTIONS

          Date of Grant       Number of Shares     Exercise Price

          LIST ALL GRANTS, BOTH EXERCISABLE AND UNEXERCISABLE

          2.   STOCK-OUT OPTIONS

          Date of Grant       Number of Shares     Exercise Price

          LIST OPTIONS WHICH OPTIONEE WISHES TO HAVE "STOCKED OUT"

          3.    ROLLOVER OPTIONS

          Date of Grant       Number of Shares     Exercise Price

          LIST OPTIONS WHICH OPTIONEE WISHES TO HAVE "ROLLED OVER"